Exhibit 10.8
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the “Agreement”) is entered into effective as of _____________, 2022 (the “Effective Date”), by and between DELEK US HOLDINGS, INC., a Delaware corporation (the “Company”) and [NAME] (the “Employee”).
W I T N E S S E T H:
    WHEREAS, the Employee is currently employed by the Company and is an integral part of its management;
    WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel such as Employee;
WHEREAS, the Company recognizes that the possibility of a change in control of the Company will cause uncertainty and distract the Employee from his assigned duties to the detriment of the Company and its shareholders; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a change in control of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Company hereby agree as follows:
Section 1: Definitions
The following terms shall have the meanings set forth below whenever used herein:
(a)“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
(b)“Base Salary” shall mean the amount Employee was entitled to receive as salary on an annualized basis immediately prior to termination of Employee’s employment (or, if greater, immediately prior to a Change in Control), including any amounts deferred pursuant to any deferred compensation program, but excluding all bonus, overtime, welfare benefit premium reimbursement and incentive compensation, payable by the Company as consideration for the Employee’s services.
(c)“Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(d)“Cause” shall mean the Employee’s (i) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Board in good faith, or (ii) conviction of a felony provided the conviction is damaging to the Company or to the public’s perception of the Company, as determined by the Board in good faith. For purposes hereof, no act or failure to act, on the Employee’s part, shall be deemed “willful” if the Employee reasonably believed such acts or omissions were in the best interests of the Company.
(e)“Change in Control” shall mean the occurrence of one of the following:

US 8696949v.2

(i)Any “person” (as defined in Section 13(h)(8)(E) of the Exchange Act), other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, becomes the Beneficial Owner, directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business);
(ii)As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
(iii)All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred;
(iv)The Company’s stockholders approve a plan of liquidation or dissolution of the Company; or
(v)During any 12-month period within the Term, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who at the beginning of the Term was a member of the Board, or any person first elected to the Board during the Term whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) ) who has entered into an agreement with the Company to effect a transaction described in Section 11(b)(i) through (iv).
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:
        (i)    the material reduction in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Employee is required to report;

        (ii)    a material diminution in the budget or other spending over which the Employee has authority;

(iii)    a reduction in the Employee’s base compensation in effect immediately before the Change in Control;

(iv)    if applicable, a failure of the Employee to be re-elected or appointed as an officer or to the board of directors or similar governing board of the successor;

        (v)    the relocation of the Employee to an office or location more than fifty (50) miles from the location at which the Employee normally performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities; or

(vi)    a material breach of the terms of this Agreement.

    Notwithstanding the foregoing, in the case of the Employee’s allegation of Good Reason: (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (B) the Company shall be given the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. In the event the alleged Good Reason event is not so remedied, Employee’s Termination of Employment will be effective immediately following the thirty (30) day cure period.

(h)“Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.
(i)“Protection Period” shall mean the six (6) month period preceding a Change in Control and the twenty-four (24) month period beginning on the date of the Change in Control.
(j)“Subsidiary” shall mean, as to any Person, a corporation or other entity of which a majority of the combined voting power of the outstanding voting securities is owned, directly or indirectly, by that Person.
(k)“Target Bonus” shall mean the target annual incentive bonus established by the Company with respect to the Employee with respect to the year in which the Employee’s Termination of Employment occurs.
(l)“Termination Event” shall mean the Employee’s Termination of Employment either:
        (i)    by the Company or its successor without Cause; or

        (iii)    by the Employee for Good Reason.

(m)“Termination of Employment” shall mean a termination of Employee’s employment within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).
Section 2: Term of Agreement
(a)Term. The term of this Agreement (the “Term”) shall be for the period which commences on the Effective Date and which terminates on the day prior to the initial three (3) year anniversary of the Effective Date; provided, however, that the Term of this Agreement will be automatically extended for an additional two (2) year period as of the second anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter, unless the Board cancels further extension of this Agreement by giving notice to the Employee at least sixty (60) days prior to the initial two (2) year anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter.
(b)Modification of Term Upon a Change in Control. Upon a Change in Control during the Term, the Term will be extended (or reduced, as the case may be) through the end of the Protection Period, immediately following which time this Agreement will terminate. If, prior to a Change in Control, the Employee ceases to be an employee of the Company pursuant to a

Termination Event, thereupon the Term will continue for a period of six (6) months following the date of the Employee’s Termination of Employment and, in the event a Change in Control does not occur during such six (6) month period, the Term shall be deemed to have expired immediately following the end of the six (6) month period and this Agreement shall immediately terminate and be of no further effect. If the Employee ceases, prior to a Change in Control, to be an employee of the Company for any other reason, the Term will be deemed to have expired as of the date of such cessation of service and this Agreement shall immediately terminate and be of no further effect.
(c)Survival of Certain Provisions. Notwithstanding the expiration of the Term or other termination of this Agreement, Sections 4, 5(a), 5(e) and 5(l) of this Agreement shall survive any expiration or termination of this Agreement, and if a Change in Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce his rights under Sections 3 and 4 of this Agreement.
Section 3: Severance Benefits
(a)Termination due to a Termination Event. In the event that the Employee’s employment with the Company or its successor is terminated due to the occurrence of a Termination Event during the Protection Period, the Employee shall be entitled to the following payments and other benefits:
(i)The Company shall pay to the Employee a lump sum cash amount equal to the sum of (A) the Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Employee (in accordance with Company policy) prior to termination in connection with the business of the Company plus (C) any accrued vacation pay, to the extent not theretofore paid. This amount shall be paid within ten (10) days after the Employee’s Termination of Employment.
(ii)The Company shall pay to the Employee an additional lump sum cash amount equal two (2) times the sum of Employee’s Base Salary plus Employee’s Target Bonus. Subject to the requirements of Section 3(c), this amount shall be paid within fifteen (15) days after the later of (A) Employee’s Termination of Employment, or (B) the Change in Control.
(iii)The Company shall pay to the Employee an amount equal to the annual incentive bonus to which Employee would have otherwise been entitled if Employee’s employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid upon the payment of the annual bonuses to similarly situated employees of the Company pursuant to the Company’s annual bonus programs, but in no event later than March 15 of the year following Employee’s Termination of Employment.
(iv)The Company shall provide the Employee (and the Employee’s dependents, if applicable), beginning upon and continuing for a period of [one year] [six months] following the later of (A) his Termination of Employment, or (B) the Change in Control, with a similar level of medical and dental insurance benefits upon substantially the same terms and conditions as existed immediately prior to the Employee’s Termination of Employment subject to the following:
(A)To the extent that any such medical or dental benefits are self-funded and during the period Employee would, but for the continued coverage provided pursuant to this Section 3(a)(iii), be entitled to continuation coverage with respect to such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

(“COBRA”), if Employee elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), the costs of the continued benefit coverage provided under this Section 3(a)(iii) will be imputed as income to the Employee and reported on Form W-2. Following the COBRA Continuation Period, to the extent Employee is still entitled to continued coverage pursuant to this Section 3(a)(iii), the medical and dental coverage to be continued under such self-funded arrangement shall be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A) as it applies to the provision of in-kind benefits.
(B)Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Company is unable to provide any of the promised medical or dental benefits under its benefit plans, or in the event the Company will be subject to additional taxes to the extent such promised medical or dental benefits are provided, the Company will reimburse Employee for amounts necessary to enable the Employee to obtain medical and dental benefits substantially equal to what was provided to the Employee immediately prior to the Employee’s termination; provided, that any such reimbursement will be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv), including but not limited to the requirements that (I) the expenses eligible for reimbursement will be determined by reference to the objective and nondiscretionary criteria set forth in the Company’s medical and dental benefit plans, (II) the expenses eligible for reimbursement during one taxable year of the Employee will not affect the expenses eligible for reimbursement in any other taxable year (provided, that a limit imposed on the amount of expenses that may be reimbursed over some or all of the continuation period described in this Section 3(a)(iii) shall not in and of itself cause the reimbursement arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), (III) the reimbursement of an eligible expense will be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, and (IV) the right to reimbursement will not be subject to liquidation or exchange for another benefit.
(C)Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Employee becomes reemployed with another employer and becomes eligible to receive medical and dental benefits similar to the benefits described herein from such employer, the medical and dental benefit coverage provided for herein shall terminate. Benefit continuation provided pursuant to this Section 3(a)(iii) will be applied towards any continuation coverage to which the Employee is entitled pursuant to COBRA.
(v)All outstanding equity-based compensation awards of the Company or its Affiliates shall become immediately vested, nonforfeitable, settleable (to the extent such settlement would not result in additional taxes under section 409A of the Code) and, if applicable, exercisable; provided, that, performance awards will become vested with respect to a number of such performance based equity awards equal to the greater of (A) the target number of such performance based equity awards, or (B) the actual number of such performance based equity awards that would have vested if the date of the termination of employment were the end of the performance period and the actual performance as of that date had been the actual performance for the entire performance period.
(b)Other Severance Pay. The Employee shall not be entitled to receive payment under any severance plan, policy or arrangement maintained by the Company, or any employment agreement with the Company or its Affiliate, other than as provided in this Agreement. By executing this Agreement, the Employee acknowledges and agrees that following a Change in Control Executive will receive the benefits provided under this Agreement and not the benefits under any employment agreement between Employee and the Company or its Affiliate. If the Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the amounts to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Employee and his dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of the Company, in which event the Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active employees of the Company.
(c)Release. Payments under Sections 3(a)(ii) and (iii) shall be conditioned upon the execution and delivery of a Release Agreement in the form attached hereto as Exhibit A (the “Release”) by Employee within forty-five (45) days of the date of Employee’s Termination of Employment, provided such Release is not revoked. Notwithstanding the times of payment otherwise set forth in Section 3(a), the payments due under Sections 3(a)(ii) and (iii) shall be made (or commenced, in the case of the payments due under Section 3(a)(iii)) to the Employee within fifteen (15) days following receipt by the Company of the Release properly executed (and not revoked) by the Employee, or, if later, the Change in Control. If the Employee fails to properly execute and deliver the Release (or revokes the Release), the Employee agrees that he shall not be entitled to receive the benefits described in Sections 3(a)(ii) and (iii).
Section 4: Certain Covenants by the Employee
(a)Protection of Confidential Information. The Employee acknowledges that in the course of his employment with the Company, the Employee has obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers, clients or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, and (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is known generally to the public or accessible to a third party on an unrestricted basis. The Employee recognizes that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with the Employee and in partial consideration for the compensation payable hereunder to the Employee, the Employee hereby:
(i)warrants and represents that he has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out the Employee’s duties and responsibilities of employment with the Company;
(ii)agrees not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future;
(iii)agrees not to make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the Employee’s duties and responsibilities of employment, the Employee may use Confidential Information for the benefit of any Affiliate of the Company;

(iv)warrants and represents that all Confidential Information in his possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of the Employee’s termination; and
(v)agrees that he will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than the Employee’s attorney, tax advisor, or spouse), except as required by law.
The Employee’s covenants in this Section 4(a) are in addition to, and do not supercede, the Employee’s obligations under any confidentiality, invention or trade secret agreements executed by the Employee, or any laws protecting the Confidential Information.
(b)Non-Disparagement. The Employee agrees to refrain from engaging in any conduct, or from making any comments or statements, which have the purpose or effect of harming the reputation or goodwill of the Company or any of its Affiliates, employees, directors or stockholders.
(c)Non-Solicitation. The Employee agrees that during the Term and for a period of one (1) year following Termination of Employment that the Employee will not, directly or indirectly, for the benefit of the Employee or for others, recruit, solicit or induce any employee or service provider of the Company or its Affiliates to terminate his or her employment or service relationship with the Company or its Affiliates, or hire or assist in the hiring of any such employee or service provider by a Person not affiliated with the Company or its Affiliates.
(d)Extent of Restrictions. The Employee acknowledges that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
Section 5: Miscellaneous
(a)Clawback. Notwithstanding any provisions in this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Board, amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture and/or repayment of amounts paid or payable pursuant to this Agreement.
(b)Tax Withholding. All payments required to be made to the Employee under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.
(c)No Mitigation; Offset. The Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments or benefits required to be provided to the Employee, except as specifically provided in Section 3(a)(iii)

above with respect to medical and dental benefits coverage. The obligations of the Company hereunder shall not be affected by any set-off or counterclaim rights which any party may have against the Employee; provided, however, that the Company may offset any amounts owed to the Company by the Employee against any amounts owed to the Employee by the Company hereunder.
(d)Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to the Employee under this Agreement or otherwise.
(e)Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.
(f)Successors and Assigns. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by the Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to the Employee’s death shall inure to the benefit of the Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder (and all references to the Company herein shall be deemed to refer to such successor). In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3(a) will be paid immediately prior to the Change in Control.
(g)Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits following a Change in Control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.
(h)Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.
Notice to the Employee shall be addressed to the employee’s then current work address.
Notice to the Company shall be addressed to:

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
(i)Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Tennessee.
(j)No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as expressly provided herein) with the right of the Company to terminate the Employee’s employment at any time.
(k)Unfunded Obligation. Any payments hereunder shall be made out of the general assets of the Company. The Employee shall have the status of general unsecured creditor of the Company, and the Agreement constitutes a mere promise by the Company to make payments under this Agreement in the future as and to the extent provided herein.
(l)Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or the Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Employee or that the Employee may have against the Company or its parents, Subsidiaries or Affiliates, or against each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of the Employee and the Company, or otherwise, within thirty (30) days after notice of the dispute is first given. Claims covered by this Section 6(l) include, without limitation, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 6(l), the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Tennessee (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 6(l)), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Nashville, Tennessee and that any arbitration commenced in any other venue will be transferred to Nashville, Tennessee, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 6(l), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.
(m)Injunctive Relief. The Employee recognizes and acknowledges that, in the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Company shall be entitled to an injunction to enforce the provisions hereof, without any requirement for the securing or posting of any bond in connection with such remedy, in addition to pursuing its other legal remedies.
(n)Section 409A.
(i)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(ii)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(iii)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
(o)Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.
(p)Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
DELEK US HOLDINGS, INC.

By:    ____________________________________
Name:
Its:

EMPLOYEE

Name:

EXHIBIT A
Agreement and Release
This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and Delek US Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Change in Control Agreement between you and the Company dated [●], 2022 (the “Change in Control Agreement”). You have 45 days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this 45-day period, you are not to sign it prior to [●].
1.    Definitions     (a)    “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.
    (b)    “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.
2.    Consideration(a)    The Company agrees to pay you the consideration set forth in Section 3(a) of the Change in Control Agreement. The Company will make this payment to you within fifteen (15) business days of the date you sign this Release (and return it to the Company), unless Section 3(a) of the Change in Control Agreement provides a longer time before payment must be made. You acknowledge that the payment that the Company will make to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make this payment to you.
3.    Release of Claims     (a)    You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.
    (b)    The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay
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Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.
    (c)    In furtherance of this Release, you promise not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.
5.    Acknowledgment     (a)    You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.
6.    Applicable Law        (a)    This Release shall be construed and interpreted pursuant to the laws of the State of Nashville, Tennessee without regard to its choice of law rules and shall be subject to the arbitration clause set forth in Section 6(l) of the Change in Control Agreement.
7.    Severability        (a)    Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.
DELEK US HOLDINGS, INC. EMPLOYEE

By:        By:
Name:                         Name:
Title:
Date:        Date:
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